EXECUTION COPY

Exhibit 2.2
THIS SHARE PURCHASE AGREEMENT is made as of December ____, 2018,

AMONG:	THE PERSON INDICATED AS “VENDOR” ON THE EXECUTION PAGE OF THIS AGREEMENT (the “Vendor”)
AND:	2159562 ALBERTA LTD., a corporation duly constituted under the laws of Alberta;
(the “Purchaser” and, collectively with the Vendor, the “Parties”, each a “Party”)

WHEREAS the Vendor is the owner of those Class C shares indicated on the execution page of this Agreement (the “Purchased Shares”) of Onstream Holdings Inc. (the “Corporation”);
WHEREAS the Purchaser wishes to purchase the Purchased Shares from the Vendor, and the Vendor wishes to sell to the Purchaser the Purchased Shares, on and subject to the terms and conditions of this Agreement;
WHEREAS the sale and purchase of the Purchased Shares by the Purchaser contemplated herein is contingent upon the simultaneous acquisition by the Purchaser of all issued and outstanding securities of the Corporation, to be effected pursuant to several share purchase agreements to be entered into simultaneously by and among the Purchaser and each registered holder of securities in the capital of the Corporation (each an “Individual Shareholder SPA”, and, collectively, the “Individual Shareholder SPAs”), including, but not limited to, the Master SPA (as defined herein);
WHEREAS this Agreement shall become effective concurrently with all Individual Shareholder SPAs, including that share purchase agreement to be entered into among the Purchaser, Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.) and Mistras Group Inc., as guarantor (the “Master SPA”);
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:
Article 1
INTERPRETATION

1.1	Definitions

1.1.1	“Action” means any action, appeal, petition, plea, charge, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding;

1.1.2	“Affiliate” has the meaning ascribed thereto in the Canada Business Corporations Act;

1.1.3
“ASPE” means (a) prior to January 1, 2011, the generally accepted accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants; and (b) since January 1, 2011, the Accounting Standards for Private Enterprises generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada, or any successor organization, applicable on a consolidated basis to private enterprises, in both cases, in effect as of a given date and applied on a basis consistent with that of preceding periods;

1.1.4	“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, termination or cancellation;

1.1.5
“Claims” means any claim, complaint, demand, grievance, prosecution or legal, judicial, arbitral or administrative proceedings, including assessment or reassessment and any appeal or application for review;

1.1.6	“Closing” means the consummation of the transactions contemplated in the Master SPA and the Individual Shareholder SPAs;

1.1.7	“Closing Date” has the meaning ascribed thereto in Section 2.1;

1.1.8	“Contract” has the meaning ascribed thereto in Section 3.1.2(a);

1.1.9	“Corporation” means Onstream Holdings Inc.;

1.1.10
“Encumbrance” means any encumbrance (registered or unregistered and statutory or otherwise) and includes any security interest, mortgage, hypothec, conditional sale, pledge, lien (statutory or otherwise), assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising).

1.1.11
“Governmental Authority” means any (a) multinational, federal, provincial, state, territorial, regional, municipal, local, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, agency board or bureau, domestic or foreign or (b) any agency, commission, arbitration panel, quasi-governmental or private body exercising any regulatory, administrative, expropriation or tax authority under or for the account of any of the foregoing;

1.1.12	“Individual Shareholder SPA” and “Individual Shareholder SPAs” have the meaning ascribed thereto in the preamble;

1.1.13
“Laws” means all applicable Canadian or foreign federal, provincial, state or municipal statutes, laws (including common law, civil law, and equity), ordinances, regulations or by-laws, and all Orders of an Governmental Authority;

1.1.14
“Liability” means any debt, liability, obligation, duty and responsibility of any kind and description, whether accrued or fixed, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, determined or determinable, asserted or unasserted, matured or unmatured, or of any other nature, including those arising under any Law, action or governmental order and those arising under any contract, regardless of whether such debt, liability, obligation, duty or responsibility would be required to be disclosed on a balance sheet prepared in accordance with ASPE;

1.1.15
“Loss” means any loss, liability, damage, payment, amounts paid in settlement, obligation, cost, expense, Tax, charge, fine, penalty or assessment actually suffered by an Indemnified Party, as well as any diminution in value, incidental and consequential damages as a direct result of such matters, (i) including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, and reasonable professional fees and disbursements (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection therewith), but (ii) excluding punitive or other special damages;

1.1.16	“Major Vendors” means Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P. and 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.)

1.1.17	“Master SPA” has the meaning ascribed thereto in the preamble;

1.1.18
“Orders” means any legally enforceable order or any judgment, injunction, decision, verdict, decree, subpoena, precept, command, directive, ruling, award or writ, or other similar determination or finding by, before, or under the supervision of any court, tribunal, arbitrator or other Governmental Authority, arbitrator, or mediator;

1.1.19	“Party” and “Parties” have the meaning ascribed thereto in the preamble;

1.1.20	“Purchased Shares” has the meaning ascribed thereto in the preamble;

1.1.21	“Purchase Price” has the meaning ascribed thereto in Section 2.2.1;

1.1.22	“Purchaser” has the meaning ascribed thereto in the preamble;

1.1.23	“Releasee” and “Releasees” have the meaning ascribed thereto in Section 5.2;

1.1.24	“Vendor” has the meaning ascribed thereto in the preamble;

1.1.25	“Vendors’ Delegate” has the meaning ascribed thereto in Section 1.5.1.

1.2	Articles, Sections and Headings
The division of this Agreement into Articles, Sections, Exhibits and Schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein”

and similar expressions refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other portion hereof. References herein to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement or of the Exhibits and Schedules hereto unless otherwise expressly stated herein.

1.3	Extended Meanings
In this Agreement, words importing the singular number also include the plural and vice versa and words importing any gender include all genders. The term “including” means “including, without limiting the generality of the foregoing”.

1.4	Currency
Except as expressly provided herein, all references to currency (dollars or $) contained herein are to lawful money of Canada.

1.5	Appointment of Vendors’ Delegate

1.5.1
Appointment. The Vendor hereby appoints and designates Novacap TMT IV, L.P. (the “Vendors’ Delegate”) as the agent for and on behalf of Vendor to give and receive notices and communications, to agree, to negotiate and to enter into settlements and compromises of any claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to execute and deliver any flow of funds memorandum or similar instrument in respect of the proceeds of the Purchase Price payable hereunder and the payment of any transactions costs, and to take all actions necessary, desirable or appropriate in the judgment of Vendors’ Delegate for the accomplishment of the foregoing and the sale of the Purchased Shares to the Purchaser pursuant to the terms hereof. The execution and delivery of this Agreement by the Vendor shall constitute approval of the appointment of the Vendors’ Delegate and all actions or inactions of the Vendors’ Delegate pursuant to this Agreement and any action taken or not taken by the Vendors’ Delegate purportedly or stated to be on behalf of the Vendor, for which there shall be no obligation for the Purchaser to verify or otherwise confirm, shall have the effect of binding the Vendor. No bond shall be required of Vendors’ Delegate, and Vendors’ Delegate shall receive no compensation for its services. Vendor recognizes and agrees that the Vendors’ Delegate will be acting in a similar capacity under all of the Individual Shareholder SPAs, including the Master SPA under which Vendors’ Delegate and its Affiliates, among others, are selling their respective securities of the Corporation to Purchaser.

1.5.2
Notices. Notices or communications to or from the Vendors’ Delegate shall constitute notice to or from the Vendor in connection with this Agreement, and any instrument, agreement or document relating hereto or thereto.

1.5.3
Decisions. A decision, act, consent or instruction of the Vendors’ Delegate shall constitute a decision, act, consent or instruction of the Vendor and shall be final, binding and conclusive upon the Vendor.

1.5.4
Responsibility and Indemnity. In exercising or failing to exercise all or any of the powers conferred upon the Vendors’ Delegate hereunder (including, without limitation, as it relates to any of the actions or inactions referenced in Section 1.5.1 hereof), the Vendors’ Delegate shall incur no responsibility whatsoever to the Vendor by reason of any error in judgment or other act or omission performed or omitted hereunder (including, without limitation, as it relates to any of the actions or inactions referenced in Section 1.5.1 hereof), or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence, fraud or wilful misconduct. The Vendor agrees to indemnify and to hold and save harmless the Vendors’ Delegate from and against any and all loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) that the Vendors’ Delegate may sustain or incur as a result of any action or omission taken by the Vendors’ Delegate in relation to the mandate set forth in the present Section 1.5, save for any such loss, damage, liability or expenses attributable to the gross negligence, fraud or wilful misconduct of the Vendors’ Delegate.

1.5.5
Purchaser. The Purchaser is hereby relieved from any Liability to the Vendor for any acts done by it in accordance with such decision, act, consent or instruction of the Vendors’ Delegate; and the Purchaser is entitled to rely fully upon the decision(s), act(s), consent(s) or instruction(s) of Vendors’ Delegate (in its capacity as such) as being the decision(s), act(s), consent(s) and instruction(s) of the Vendor.

1.6	Third Party Beneficiaries
Nothing in this Agreement is intended or shall be implied to, or shall, confer upon any Person any rights or remedies of any kind, except for the Vendors’ Delegate and the Purchaser.

1.7	No Strict Construction
The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of contra proferentum or strict construction shall be applied against any Party.
Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Shares
Upon and subject to the terms and conditions hereof, effective as of the date at which the Master SPA and each of the other Individual Shareholder SPAs become effective (the “Closing Date”), the Vendor hereby sells to the Purchaser, and the Purchaser shall purchase from the Vendor, on the Closing Date, the Purchased Shares, such Purchased Shares representing all of the issued and outstanding shares in the capital of the Corporation held by the Vendor.

2.2	Purchase Price

2.2.1	The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Shares is equal to the purchase price set forth on the execution page of this Agreement (the “Purchase Price”).

2.2.2	In respect of the Purchase Price, the Vendor acknowledges and agrees to the following:

(a)
The Purchase Price contemplated herein (1) (i) is based on the estimated purchase price pursuant to which the Major Vendors shall sell their respective Class A and Class B shares in the share capital of the Corporation pursuant to the Master SPA, and (b) also takes into consideration the purchase price pursuant to which the Major Vendors shall sell their Class D preferred shares in the share capital of the Corporation pursuant to the Master SPA, and (2) is not subject to any adjustment, except in connection with the indemnification provisions set out in Article 5;

(b)	The Purchase Price per Purchased Share contemplated hereunder is equal to the purchase price per Class C share sold by each of the other vendors under the other Individual Shareholder SPAs;

(c)
The Master SPA contemplates purchase price adjustments in respect of the amount of cash, indebtedness and working capital of the Corporation and its subsidiaries on the Closing Date, with such purchase price adjustments being effected post-closing. Those purchase price adjustments set out in the Master SPA shall pertain to all of the consideration payable to the Major Vendors and to the individual vendors selling shares to the Purchaser pursuant to Individual Shareholder SPAs, and, as a result of such post-closing purchase price adjustments, the adjusted purchase price per share at which the Major Vendors shall sell their Class A and Class B shares could be higher or lower than the purchase price per Class C share payable to the Vendor hereunder and to the other vendors under the other Individual Shareholder SPAs (other than the Master SPA), and, as a result of such adjustments, the aggregate purchase price pursuant to which the Major Vendors shall sell their shares in the share capital of the Corporation (Class A, Class B and Class D preferred shares) could be increased or decreased;

(d)
For the avoidance of doubt, (i) if such purchase price adjustments under the Master SPA increase the consideration payable to the Major Vendors under the Master SPA, the Vendor (or any other vendor under Individual Shareholder SPAs) shall not be entitled to any further consideration under this Agreement (or under any other Individual Shareholder SPAs) and undertakes to assert no Claim or initiate any Action claiming any right or entitlement in connection with any such increase, and (ii) if such purchase price adjustments under the Master SPA decrease the consideration payable to the Major Vendors under the Master SPA, the Vendor (or any other vendor under any other Individual Shareholder SPA) shall not be subject to any disgorgement of the Purchase Price payable to him or her hereunder (or to such other vendor under any other Individual Shareholder SPA (other than the Master SPA));

(e)
Furthermore, the Master SPA provides for (a) escrow requirements on the purchase price payable to the Major Vendors, (b) comprehensive representations and warranties in respect of the Corporation and its subsidiaries and their business and affairs, and (c) indemnification obligations in favour of the Purchaser and other persons, that are only supported by the Major Vendors. Any reduction of the purchase price payable to the Major Vendors under the Master SPA as a result of the foregoing obligations of the Major Vendors shall not affect the Purchase Price payable to the Vendor hereunder except to the extent that such reduction stems or results from a breach of the Vendor’s representations and warranties under this Agreement;

(f)
For the avoidance of doubt, nothing in this Section 2.2.2 shall affect or alter the scope of the Vendor’s representations and warranties under Article 3 hereunder and his or her indemnification obligations under Article 5 hereunder.

2.3	Payment at Closing
The Purchaser shall pay, or cause to be paid, to the Vendors’ Delegate at Closing, by wire transfer of immediately available funds to the account specified by the Vendors’ Delegate to the Purchaser, an amount equal to the Purchase Price. For the avoidance of doubt, such Purchase Price payable by the Purchaser hereunder may, at the sole election of the Purchaser, be combined or otherwise commingled with the purchase price to be paid under the Master SPA and one, some or all of the other Individual Shareholder SPAs.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR
The Vendor represents and warrants to the Purchaser as stated below, and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

3.1	Capacity and No Violation of the Vendor.

3.1.1	The Vendor has the requisite capacity and authority to execute and deliver this Agreement, and to perform and to consummate the transactions hereunder. This

Agreement has been duly executed by the Vendor and constitutes legal, valid and binding obligations, enforceable against the Vendor in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

3.1.2	The execution by the Vendor of this Agreement, the performance of his or her obligations hereunder and the completion of the transactions contemplated herein will not result in:

(a)
a Breach of any provision of: (1) any Laws or Orders to which the Vendor is subject or(2) any contract, agreement, arrangement, commitment, obligation, right, instrument, order, or permit, whether written or oral (collectively, a “Contract”), to which the Vendor is a party or by which the Vendor is bound or to which any assets of the Vendor are subject, or

(b)	result in the creation or imposition of any Encumbrance upon the Purchased Shares.

3.2	Approvals and Consents
No consent, approval, authorization, order or permit is necessary or otherwise required to be obtained by the Vendor from any Governmental Authority or person (which term includes any individual, trust, executor, legal representative, partnership, joint venture, association, corporation, organization or other entity, whether or not having legal status), in connection with the execution and delivery of this Agreement or the consummation by the Vendor of the transactions contemplated hereby.

3.3	Title to Purchased Shares
The Vendor is the record and beneficial owner of good and marketable title to all of the Purchased Shares, free and clear of all Encumbrances. The Vendor is not or was not a party to any Contract that could require such Vendor to sell, transfer, or otherwise dispose of any of the Purchased Shares (other than this Agreement). At Closing, all of the Purchased Shares shall be transferred free and clear of any Encumbrances from Vendor to Purchaser, and Purchaser shall have good and marketable title to the Purchased Shares.

3.4	Restrictions on Transfer of Shares
There are no restrictions of any kind on the transfer of the Purchased Shares except those set out in the articles of the Corporation and under applicable securities laws.

3.5	Residency
The Vendor is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada).

3.6	No Litigation
There is no pending, or to the actual knowledge of the Vendor, threatened, Claim or Action against the Vendor, at law or otherwise, with respect to the Purchased Shares. There is no Order outstanding against the Vendor or by which the Vendor is bound which relates to the Purchased Shares.

3.7	Survival of Representations and Warranties
All representations and warranties made by the Vendor in this Agreement shall survive the consummation of the transaction contemplated hereby without limit.
Article 4
CLOSING ARRANGEMENTS

4.1	Closing
The transactions contemplated herein shall be completed at 10:00 a.m. on the Closing Date remotely via the electronic exchange of documents and signatures, or any other time agreed upon in writing by the Purchaser and the Vendors; provided however, that the Parties agree that the Closing shall take effect from 11:59 P.M. Mountain Time on the Closing Date and concurrently with the closing contemplated under the Master SPA and each of the other Individual Shareholder SPAs.

4.2	Vendors’ Closing Deliveries

4.2.1	Vendor Deliveries. At Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

(a)
all share certificates representing the Purchased Shares, duly endorsed for transfer or accompanied by irrevocable stock transfer powers of attorney duly executed in blank, in either case, by the holder(s) of record, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the shareholder registry of the Corporation as the holder of record of the Purchased Shares;

(b)	a Restrictive Covenant Agreement (as defined in the Master SPA), duly executed by the Vendor;

(c)	a termination agreement in respect of the restricted share ownership agreement in form and content satisfactory to the Purchaser;

(d)
to the extent in the control of Vendor, all documents, materials and assets belonging or related to the Corporation, Onstream Pipeline Inspection Services Inc. or Onstream Pipeline Inspection USA Inc.; and

(e)	such further documents as may reasonably be required to give full effect to the provisions of this Agreement, or as otherwise may reasonably be requested by Purchaser.
Article 5
INDEMNIFICATION AND RELEASE

5.1	Indemnification by the Vendors

5.1.1
The Vendor shall indemnify and save harmless the Purchaser, the Vendors’ Delegate, the Major Vendors (as defined in the Master SPA) and any and all Affiliates, shareholders, partners, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such persons from and against all losses suffered or incurred by them attributable to, arising out of or resulting from (a) any breach of any representation or warranty made or given by such Vendor in Article 3 hereof, and (b) any failure by such Vendor to observe or perform any of its, his or her covenants or obligations contained herein, in the Restrictive Covenant Agreement or in any other document delivered by Vendor pursuant to Section 4.2 hereof. The maximum aggregate liability of the Vendor associated with breaches of this Section 5.1.1 shall not exceed the Purchase Price.

5.1.2	Any indemnification payment made under this Article 5 shall be treated by the Purchaser and the Vendor as an adjustment to the Purchase Price.

5.2	Release

The Vendor, on his or her behalf and each of the Vendor’s heirs, representatives, successors, and assigns, hereby RELEASES AND FOREVER DISCHARGES the Purchaser and each of its officers, directors, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns, and each member of the Group (as such term is defined in the Master SPA) (individually, a “Releasee” and collectively, “Releasees”) from any and all Claims, Actions, Orders, Losses, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Vendor or any of Vendor’s respective heirs, representatives, successors, or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date including any rights to indemnification or reimbursement from any member of the Group, whether pursuant to their respective organizational documents, Contract or otherwise and whether or not relating to Claims or Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Purchaser arising under this Agreement and the Ancillary Agreements (as such term is defined in the Master SPA) or to prohibit Vendor to the extent Vendor is also a director or officer of any member of the Group from asserting a claim for indemnification for third party claims. Each Vendor, on behalf of Vendor and each of Vendor’s heirs, representatives, successors and assigns, and each member of the Group, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or Action, or commencing, instituting, or causing to be commenced, any Claim or Action, of any kind against any Releasee, based upon any matter purported to be released hereby.
Article 6
GENERAL

6.1	Further Assurances
Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.2	No Waiver
Failure of a Party to insist upon the strict performance of any term or condition of this Agreement or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.

6.3	Cost and Expenses
Each of the Parties shall be responsible for and pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the consummation of the transactions contemplated herein, including the preparation, execution and delivery of this Agreement.

6.4	Successors, Assigns and Assignments
This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of the amalgamation or statutory arrangement of any Party) and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Party.

6.5	Entire Agreement
This Agreement, together with the agreements referred to herein, constitutes the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement. No Party has been induced to enter into the Agreement in reliance on, and there will be no liability assessed with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in the Agreement.

6.6	Amendments and Waivers
No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties. No waiver of any breach of any provision of this Agreement or any waiver or consent to depart from the requirements of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

6.7	Legal Advice
The Vendor acknowledges that he or she has been given the opportunity to seek independent legal advice and has elected, at his or her sole discretion, to receive or not to receive such legal advice in connection with this Agreement.

6.8	Notices
Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and will be given by personal delivery, by registered mail, by courier services (followed by receipt by registered mail or courier services within two (2) Business Days (as defined in the Master SPA)) or by e-mail addressed to each Party as set forth in the Signature Page to this Agreement or to other coordinates that have been designated by notice by any recipient Party to the others, to such other address, individual or electronic communication number (followed by receipt by registered mail or courier services within two (2) Business Days).
Any demand, notice or other communication given by personal delivery or courier services shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third (3rd) Business Day following the deposit thereof in the mail and, if given by e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient on a Business Day and on the next Business Day if not given during such hours. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

6.9	Governing Law and Forum
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the Parties irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta situated in the city of Calgary to determine all issues, whether at law or in equity arising from the Agreement.

6.10	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

6.11	Specific Performance and other Discretionary Rights
Each of the Parties acknowledges and agrees that a breach by a Party of any obligation in this Agreement shall cause the other Party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the Parties agrees that in the event of any such breach, the aggrieved Party shall be entitled to specific performance of such obligation and provisional interlocutory and permanent injunctive relief and other equitable remedies to which it may be entitled and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief or other equitable remedies.

6.12	Counterparts
This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original but all of which taken together shall be deemed to constitute one and the same agreement. A facsimile or electronic transmission of the Agreement bearing a signature on behalf of a Party shall be legal and binding on such Party.

(remainder of this page left blank intentionally)

THE PARTIES HAVE EXECUTED THIS AGREEMENT on the date first written above.
For the PURCHASER:
2159562 ALBERTA LTD

Per: _____________________
Name:
Title:

Address:    ____________________
____________________

Email:        ____________________

For the VENDOR:

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
Witness		[NAME OF VENDOR]
Number of Class C shares: _______________ (the “Purchased Shares”)
Purchase Price: $____________________ (the “Purchase Price”)

Address:    ____________________
____________________

Email:        ____________________